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                                                                     EXHIBIT 4.3

                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                         CAPITA PREFERRED FUNDING L.P.

     This Certificate of Limited Partnership of Capita Preferred Funding L.P. (the 'Partnership'), dated as of August 28, 1996, is being duly executed and filed by Antigua Acquisition Corporation, a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C., SS17-101, et seq.).

     (a) Name. The name of the limited partnership formed hereby is Capita Preferred Funding L.P.

     (b) Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805.

     (c) Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805.

     (d) General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Antigua Acquisition Corporation, a Delaware corporation, 44 Whippany Road, Morristown, New Jersey, 07962.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                                          ANTIGUA ACQUISITION CORPORATION,
                                          as sole general partner


                                          By  /s/ Jeffrey F. Nash
                                             ................................


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